Exhibit 10.1

BANK OF THE OZARKS, INC.

2016 STOCK-BASED PERFORMANCE AWARD PLAN

Pursuant to the Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan, as amended and restated effective May 19, 2014 (the “Amended Plan”), the Personnel and Compensation Committees (the “Committee”) of the Boards of Directors of Bank of the Ozarks, Inc. (the “Company”) and its wholly-owned bank subsidiary, Bank of the Ozarks (the “Bank”) has established the following plan for the 2016 grants of Performance Awards to be payable in shares of restricted common stock of the Company (the “Program”) in order to encourage outstanding performance from its officers. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the Program or any Performance Award need not be uniform and may be made selectively among participants, whether or not such participants are similarly situated. Performance Awards made pursuant to the Program to Covered Officers are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and this Program shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Amended Plan.

Participation

The Committee shall designate those officers of the Company and/or the Bank that will be eligible to receive an award pursuant to the Program (each a “Participant”) and if such Participant is a Covered Officer, as defined in the Amended Plan.

Performance Period

Awards shall be calculated based on the financial results for the period beginning on January 1, 2016 and ending on December 31, 2016 (the “Performance Period”) and paid within two and one-half months following the end of the Performance Period pursuant to the terms of this Program. Following the completion of the Performance Period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to any Participant for the Performance Period.

Company Performance Metrics and Award Opportunities

The Company performance metrics (each a “Performance Metric”) and the relative weighting of each Performance Metric (“Weight”) for the Program are set forth and defined in the table below. No later than 90 days following the commencement of the Performance Period, the Committee shall approve the performance level that must be attained with respect to each Performance Metric before payout using various levels of performance.

2016 Performance Metrics	Weight
Diluted Earnings Per Share (“EPS”)(1)	30%
Growth in Non-Purchased Loans	30%
Total Shareholder Return (“TSR”) to NASDAQ Index	20%
Regulatory Compliance	10%
Pending Acquisitions	10%

(1)	Computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding after consideration of the dilutive effect, if any, of the

Company’s outstanding common stock options using the treasury stock method. Net income for purposes of calculating EPS under the Program means the Company’s after tax net income available to common shareholders, determined in accordance with GAAP, adjusted to exclude (i) any unusual and/or non-recurring items, including but not limited to, the after-tax impact of any bargain purchase gains, acquisition-related costs, liquidation charges related to contract terminations, information technology systems de-conversion and conversion costs, and any other similar costs or expenses and (ii) the effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results.

No later than 90 days following the commencement of the Performance Period, the Committee shall determine incentive opportunities payable to each Participant based on the level of performance attained for the particular Performance Metric over the Performance Period. Payouts under each Performance Metric will depend on the level of performance achieved with respect to the particular metric. If the Company’s performance is below the threshold amount set for the particular Performance Metric, the payout related to the particular metric is zero. Company performance that is at or above the maximum level set for the particular Performance Metric may result in payment up to the maximum amount of the incentive opportunity for that particular Performance Metric.

Payment of Awards

As soon as practicable following the end of the Performance Period, the Committee shall determine (such date, the “Determination Date”) whether and to what extent each Performance Metric has been achieved and the final dollar amount (“Bonus Award”), if any, payable to each Participant under the Program. In determining the amount earned by the Participant for the Performance Period, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or Company performance for the Performance Period, including the Company’s overall performance, the individual Participant’s specific contributions and performance throughout the Performance Period and any actual or perceived inappropriate risks taken by Participants.

Each Bonus Award shall be settled solely in shares of Restricted Stock pursuant to a restricted stock award agreement, the form of which is consistent with past grants of Restricted Stock and previously approved by the Committee. The Restricted Stock shall vest 100% on the third anniversary of the grant date. The actual number of shares of Restricted Stock that will be granted to any Participant will be based on the final Bonus Award approved by the Committee on the Determination Date; provided, however, the number of shares of Restricted Stock may not exceed the maximum number of shares set forth in Section 10.3(a) of the Amended Plan.

Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Performance Period will result in the forfeiture of the award by the Participant, and no shares of Restricted Stock shall be granted with respect thereto.

This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

Other Provisions

Adjustments for Unusual or Nonrecurring Events. In addition to any adjustments enumerated by the Committee when setting the Performance Metrics, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any Subsidiary or affiliate, or the financial statements of the Company or of any Subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan. The Committee is also authorized to adjust performance targets or awards downward to avoid unwarranted windfalls. Notwithstanding the foregoing, the Committee shall not make any adjustments to the Program that would prevent any awards made to Covered Officers from qualifying as “performance-based compensation” pursuant to Section 162(m) of the Code.

No Right to Employment. The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or affiliate.

No Trust or Fund Created. Neither the Program nor any Performance Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or affiliate.

No Rights to Awards. No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of the awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the Program at any time in the Company’s sole discretion.

Section 409A of the Internal Revenue Code. This Program is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

Application of Company Clawback Policy. All grants, awards, shares of the Company’s common stock, cash or other compensation received by any Participant pursuant to the Program that constitute incentive-based compensation may be subject to recovery by the Company under any compensation recovery, recoupment or clawback policy adopted by the Company and applicable to such Participant, including without limitation any policy that the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.